Exhibit 3.1

THE COMPANIES ACT (2023 REVISION)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

SILVER PEGASUS ACQUISITION CORPORATION

THE COMPANIES ACT (2023 REVISION)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

SILVER PEGASUS ACQUISITION CORPORATION

(the “Company”)

1.	The name of the Company is Silver Pegasus Acquisition Corporation.

2.	The registered office of the Company will be situate at the offices of Forbes Hare Trust Company Limited, Cassia Court, Suite 716, 10 Market Street, Camana Bay, Grand Cayman KY1-9006, Cayman Islands, or at such other place as the Directors may determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (2023 Revision). PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act (2023 Revision).

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; Provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the members is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	THE AUTHORISED SHARE CAPITAL of the Company is fifty thousand United States dollars (US$50,000.00) divided into ninety-five million (95,000,000) ordinary shares of a nominal or par value of US$0.0005 each and five million preferred shares of US$0.0005 par value each provided always that subject to the provisions of the Companies Act (2023 Revision) and the Articles of Association of the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary, Preference or otherwise shall be subject to the powers on the part of the Company hereinbefore contained.

8.	The Company shall not have the power to issue shares to bearer.

9.	The Nature of Business of the exempted company is Special Purpose Acquisition Company.

10.	The Financial Year End of the exempted company is 31 December of the calendar year.

We, the undersigned, whose name, address and description are subscribed below, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and agree to take the number of shares in the capital of the Company set opposite our name.

NAME, ADDRESS & DESCRIPTION OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER

FORBES HARE TRUST COMPANY LIMITED	1
CASSIA COURT
SUITE 716, 10 MARKET STREET
CAMANA BAY, GRAND CAYMAN
CAYMAN ISLANDS

Graham W.R. Scott
Authorised Signatory

Sonia Pierson
Authorised Signatory

TOTAL SHARES TAKEN 1

Dated this June 5th, 2024

Witness to the above signature:

Lorna Theaker
CASSIA COURT
SUITE 716, 10 MARKET STREET
CAMANA BAY, GRAND CAYMAN
CAYMAN ISLANDS

2